Exhibit 99.1

Fibrocell Announces Closing of $18 Million Private Placement

EXTON, PA - September 8, 2016 - Fibrocell Science, Inc. (NASDAQ: FCSC) today reported the receipt of $18.1 million of gross proceeds from the sale of convertible promissory notes and warrants in its previously announced private placement financing. Fibrocell intends to use the proceeds of the financing for the continued pre-clinical and clinical development of its product candidates and for other general corporate purposes.

“We would like to thank the investors that participated in this financing. With the proceeds intended for the continued clinical development of FCX-007 and pre-clinical development of FCX-013, we look to create significant value for all of our stakeholders, including patients, physicians and shareholders,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “Meaningful human clinical data is expected for FCX-007 in the second half of next year and we are excited by what the future holds.”

At the closing, Fibrocell issued convertible promissory notes having an aggregate principal amount of $18.1 million and warrants to purchase an aggregate of 18.1 million shares of Fibrocell common stock. The notes bear interest at a rate of 4% per annum which the Company may elect to accrue or pay in cash, and the investors may elect to have paid in shares of Company common stock having a value equal to such accrued interest based on the last closing bid price of the Company’s common stock on the date of such election. Each investor has the option to convert unpaid principal into shares of Company common stock at any time at conversion prices ranging from $1.13625 to $1.22625 per share (the range in conversion prices is based on the date of the investor’s purchase agreement) which would result in the issuance of 15.9 million shares of Company common stock.  The maturity date of the notes is the earlier of September 7, 2026 or 180 days after the Company’s product candidate, FCX-007, is approved by the U.S. Food and Drug Administration for the treatment of recessive dystrophic epidermolysis bullosa.  Each investor has the right to require the Company to repay all or any portion of the unpaid principal and accrued and unpaid interest at any time after September 7, 2021. The warrants issued in the financing have a five-year term and an exercise price equal to $1.50 per share.

Fibrocell believes the proceeds from this financing, together with its existing cash and cash equivalents, will be sufficient to fund its operations into the fourth quarter of 2017.

Cantor Fitzgerald & Co. acted as a financial advisor to the Company for the financing.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue. Fibrocell’s most advanced gene-therapy product candidate, FCX-007, has begun a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its gene-therapy product candidate for the treatment of linear scleroderma. In addition, Fibrocell has a third gene-therapy program in the research phase for the treatment of arthritis and related conditions.  Fibrocell’s gene-therapy portfolio is being developed in collaboration with Intrexon Corporation, a leader in synthetic biology.  For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Forward-Looking Statements

This press release contains, and Fibrocell’s officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s expectations regarding its use of the proceeds from the financing; the sufficiency of the proceeds from the financing and Fibrocell’s existing cash and cash equivalents to funds its operations into the fourth quarter of 2017; Fibrocell’s expectations regarding the timing of the availability of human clinical data for FCX-007; and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical and clinical trials; whether pre-clinical and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; unanticipated or excess costs relating to the wind-down of azficel-T (including LAVIV®) operations and the development of Fibrocell’s gene-therapy product candidates; Fibrocell’s ability to obtain additional capital to fund its operations; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations Contact:

Karen Casey
484.713.6133
kcasey@fibrocell.com